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                 [LETTERHEAD OF BEHRE DOLBEAR & COMPANY, INC.]

                               October 12, 1998

                                                                    Exhibit 23.1

Stillwater Mining Company
1200 Seventeenth Street
Suite 900
Denver, CO  80202

Ladies and Gentlemen:

We hereby authorize the reference to Behre Dolbear & Company, Inc. ("Behre Dolbear") and the Mineral Inventory of Stillwater Mining Company as of January 1, 1998 prepared by Behre Dolbear, in the Prospectus Supplement to the Prospectus contained in the Registration Statement on Form S-3 of Stillwater Mining Company, to be filed with the United States Securities and Exchange Commission.

We also confirm that we have read the description of the Stillwater Mining Company ore reserves as contained in the Prospectus Supplement and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our report or known to us as a result of services we performed in connection with the preparation of such report.

Sincerely,

BEHRE DOLBEAR & COMPANY, INC.

/s/ SIGNATURE ILLEGIBLE

Bernard J. Guarnera
President, Chief Executive Officer and
Chief Operating Officer

BJG/tfr


PJ97-54